Exhibit 1

The undersigned hereby agree, pursuant to Rule 13d-1(k)(1) under the Securites Exchange Act of 1934, as amended (the “Act”), that a statement of beneficial ownership as required under Sections 13(g) or 13(d) of the Act and the Rules promulgated thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings.

DST CAPITAL LLC

By:	/s/ Bin Zhao
Bin Zhao, Owner

POLYVIA LLC

By:	/s/ Wenxiang Huang
Wenxiang Huang, Manager/Director

/s/ Jing Chen
Jing Chen

/s/ Jiong Shao
Jiong Shao

/s/ Bin Zhao
Bin Zhao